Exhibit 9.1

FORM OF GENOME VOTING AGREEMENT

VOTING AGREEMENT dated as of November      , 2003 (this “Agreement”) between Genesoft Pharmaceuticals, Inc. a Delaware corporation (“Company”), and [name of stockholder] (the “Stockholder”) of Genome Therapeutics Corp., a Massachusetts corporation (“Parent”).

W I T N E S S E T H :

WHEREAS, Parent, Guardian Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Company propose to enter into an Agreement and Plan of Merger and Reorganization dated as of November     , 2003 (as the same may be amended from time to time, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement) which provides, upon the terms and subject to the conditions thereof, for the merger (the “Merger”) of Merger Sub with and into the Company;

WHEREAS, as of the date hereof, Stockholder owns beneficially or of record or has the power to vote, or direct the vote of, the number of shares of common stock, par value $0.10 per share, of Parent (the “Parent Common Stock”), as set forth on the signature page hereto; and

WHEREAS, as a condition to the willingness of Company to enter into the Merger Agreement, Company has requested that Stockholder agree to enter into this Agreement, and, in order to induce Company to enter into the Merger Agreement, Stockholder has agreed to enter into this Agreement;

NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants set forth herein and in the Merger Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

(a) “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

(b) “Beneficially Own” or “Beneficial Ownership” with respect to any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act or 1934, as amended (the “Exchange Act”)) including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons (who are Affiliates of such Person excluding officers and directors of the Company) who together with such Person would constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act.

(c) “Person” shall mean an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or other entity.

(d) “Shares” shall mean shares of Parent Common Stock.

(e) “Stockholder’s Shares” shall mean all Shares held of record or Beneficially Owned by a Stockholder, whether currently issued or hereinafter acquired, and shall also include, without duplication, any securities convertible into, or exercisable or exchangeable for, Shares, including, without limitation, any options and warrants held of record or Beneficially Owned by such Stockholder.

ARTICLE II

TRANSFER AND VOTING OF SHARES

SECTION 2.01 Transfer of Shares. Stockholder shall not, directly or indirectly, (a) sell, pledge, encumber, transfer or otherwise dispose of any or all of Stockholder’s Shares or any interest in such Shares, (b) deposit any Shares or any interest in such Shares into a voting trust or enter into a voting agreement or arrangement with respect to any Shares or grant any proxy with respect thereto (other than as contemplated hereunder), or (c) enter into any contract, commitment, option or other arrangement or undertaking (other than the Merger Agreement) with respect to the direct or indirect acquisition or sale, assignment, pledge, encumbrance, transfer or other disposition of any Shares. Notwithstanding the provisions in the previous sentence, prior to the Effective Time, Stockholder may transfer, sell, exchange, pledge or otherwise dispose of or encumber, Shares to any spouse or member of Stockholder’s immediate family, or to a custodian, trustee (including a trustee of a voting trust), executor, or other fiduciary for the account of the Stockholder’s spouse or members of the Stockholder’s immediate family, or to a trust for the Stockholder’s own self, or a charitable remainder trust, provided that each such transferee or assignee, prior to the completion of the transfer, sale, exchange, pledge or encumbrance, shall have executed documents assuming the obligations of the Stockholder under this Agreement and have executed a proxy in the form attached hereto as Exhibit A (the “Proxy”) with respect to the transferred securities.

SECTION 2.02 Vote in Favor of Issuance of Shares and Merger. During the period commencing on the date hereof and terminating at the Effective Time, Stockholder, solely in Stockholder’s capacity as a stockholder of Parent (and not, if applicable, in Stockholder’s capacity as an officer or director of Parent), agrees to vote (or cause to be voted) all of the Shares at any meeting of the stockholders of Parent or any adjournment thereof, and in any action by written consent of the stockholders of Parent, (i) in favor of the approval of the issuance of Parent Common Shares pursuant to the Merger, (ii) in favor of any other matter relating to consummation of the transactions contemplated by the Merger Agreement and (iii) except for the Merger and the Merger Agreement and transactions contemplated thereby, against any merger, consolidation, business combination, reorganization, recapitalization, liquidation or sale or transfer of any material assets of the Parent or its subsidiaries or agreement contemplating any of the foregoing.

SECTION 2.03 Grant of Irrevocable Proxy. Concurrently with the execution of this Agreement, Stockholder agrees to deliver to Company the Proxy, which shall be irrevocable to the fullest extent permissible by law.

SECTION 2.04 Termination. This Agreement, the Proxy granted hereunder and the obligations of Stockholder pursuant to this Agreement shall terminate upon the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article VIII thereof and (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

SECTION 3.01 Authorization; Binding Agreement. Stockholder has all legal right, power, authority and capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by or on behalf of Stockholder and, assuming its due authorization, execution and delivery by or on behalf of the Company, constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to (i) the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

SECTION 3.02 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement and the grant of the Proxy to Company by Stockholder does not, and the performance of this Agreement and the grant of the Proxy to the Company will not (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Stockholder or by which Stockholder or any of Stockholder’s properties is bound or affected, (ii) if Stockholder is not a natural person, violate or conflict with the Certificate of Incorporation, Bylaws or other equivalent organizational documents of Stockholder (if any), or (iii) except where it would not interfere with the Stockholder’s ability to perform its obligations hereunder, result in or constitute (with or without notice or lapse of time or both) any breach of or default under, or give to another party any right of termination, amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance or restriction on any of the property or assets of Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party or by which Stockholder or any of Stockholder’s properties is bound or affected. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which Stockholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by Stockholder of the transactions contemplated by this Agreement.

(b) The execution and delivery of this Agreement and the grant of the Proxy to the Company by Stockholder does not, and the performance of this Agreement and the grant of the Proxy to the Company by Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any third party or any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not interfere with the Stockholder’s ability to perform its obligations hereunder. Stockholder does not have any understanding in effect with respect to the voting or transfer of any Shares, other than any right of repurchase granted to the Company

SECTION 3.03 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of Stockholder or any of Stockholder’s Affiliates, threatened before any agency, administration, court or tribunal, foreign or domestic, against Stockholder or any of Stockholder’s Affiliates or any of their respective properties or any of their respective officers or directors, in the case of a corporate entity (in their capacities as such), or any of their respective partners (in the case of a partnership) that would interfere with the Stockholder’s ability to perform its obligations hereunder. There is no judgment, decree or order against Stockholder or any of Stockholder’s Affiliates, or, to the knowledge of Stockholder or any of Stockholder’s Affiliates, any of their respective directors or officers (in their capacities as such), in the case of a corporate entity, or any of their respective partners (in the case of a partnership), that would prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement, or that, would otherwise interfere with the Stockholder’s ability to perform its obligations hereunder.

SECTION 3.04 Title to Shares. Stockholder is the record or beneficial owner of the Shares free and clear of all encumbrances, proxies or voting restrictions other than pursuant to this Agreement. The shares of Parent Common Stock, including options, warrants or other rights to acquire such stock, set forth on the signature page hereto, are all the securities of the Company owned, directly or indirectly, of record or Beneficially Owned by Stockholder on the date of this Agreement.

ARTICLE IV

COVENANTS

SECTION 4.01 Further Assurances. From time to time and without additional consideration, Stockholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents, waivers and other instruments, and shall take such further actions, as the Company may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

ARTICLE V

GENERAL PROVISIONS

SECTION 5.01 Entire Agreement. This Agreement, the Merger Agreement and the other agreements referred to herein and therein constitute the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. This Agreement may not be amended or modified except in an instrument in writing signed by, or on behalf of, the parties hereto.

SECTION 5.02 Survival of Representations and Warranties. All representations and warranties made by Stockholder in this Agreement shall survive any termination of the Merger Agreement or this Agreement.

SECTION 5.03 Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that, except as provided in Section 2.01 of this Agreement, any assignment, delegation or attempted transfer of any rights, interests or obligations under this Agreement by Stockholder without the prior written consent of the Company shall be void.

SECTION 5.04 Fees and Expenses. Except as otherwise provided herein or in the Merger Agreement, all costs and expenses (including, without limitation, all fees and disbursements of counsel, accountants, investment bankers, experts and consultants to a party) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

SECTION 5.05 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 5.05):

(a) If to Stockholder to:

Facsimile No.: [ ]

If to the Company to:

Genesoft Pharmaceuticals, Inc.
7300 Shoreline Court
South San Francisco, CA 94080
Attention: President
Facsimile No.: (650) 827-0475

with a copy to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
155 Constitution Drive
Menlo Park, California 94025
Attention: Christopher D. Dillon
David T. Young
Facsimile No.: (650) 321-2800

SECTION 5.06 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 5.07 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner.

SECTION 5.08 Specific Performance. The parties agree that irreparable damage would occur if any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Stockholder agrees that, following any breach or threatened breach by Stockholder of any covenant or obligation contained in this Agreement, Company shall be entitled to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither Company nor any other party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.08, and Stockholder irrevocably waives any right he may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

SECTION 5.09 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state without giving effect to principles of conflicts of laws.

SECTION 5.10 No Waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The Company shall not be deemed to have waived any claim available to it arising out of this Agreement, or any right, power or privilege hereunder, unless the waiver is expressly set forth in writing duly executed and delivered on behalf of the Company. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 5.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, each of the Company and Stockholder has executed or has caused this Agreement to be executed by their duly authorized officer as of the date first written above.

GENESOFT PHARMACEUTICALS, INC.

By:
Name:
Title:

STOCKHOLDER

[name of stockholder]

Print Name of Stockholder:

Shares beneficially owned:

shares of Genome Therapeutics Corp. Common Stock

shares of Genome Therapeutics Corp. Common Stock issuable upon exercise of outstanding options or warrants

Signature Page to Parent Voting Agreement

Exhibit A

IRREVOCABLE PROXY

The undersigned stockholder (“Stockholder”) of Genome Therapeutics Corp., a Massachusetts corporation (the “Parent”), hereby irrevocably (to the fullest extent permitted by law) appoints the directors on the Board of Directors of Genesoft Pharmaceuticals, Inc. a Delaware corporation (the “Company”), and each of them, as the sole and exclusive lawful attorneys-in-fact and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of Parent that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of Parent issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this Proxy. The Shares beneficially owned by the undersigned as of the date of this Proxy are listed on the final page of this Proxy. Upon the undersigned’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith by and among the Company and Stockholder (the “Voting Agreement”), and is granted in consideration of the Company entering into that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of November     , 2003, among Parent, Guardian Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the stockholder’s representative named therein. The Merger Agreement provides for the merger of Merger Sub with and into the Company in accordance with its terms (the “Merger”). As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article VIII thereof and (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement.

The attorneys-in-fact and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s true and lawful attorneys-in-fact and proxies to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver in the undersigned’s name any consent, certificate or other document that may be required by law) at every annual, special or adjourned meeting of stockholders of Parent and in every written consent in lieu of such meeting (i) in favor of the approval of the issuance of Parent Common Shares pursuant to the Merger, (ii) in favor of any other matter relating to the consummation of the transactions contemplated by the Merger Agreement and (iii) except for the Merger and the Merger Agreement and transactions contemplated thereby, against any merger, consolidation, business combination, reorganization, recapitalization, liquidation or sale or transfer of any material assets of the Parent or its subsidiaries or agreement contemplating any of the foregoing.

The attorneys-in-fact and proxies named above may not exercise this Proxy on any other matter except as provided above. The undersigned may vote the Shares on all other matters. Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

This Proxy is irrevocable (to the fullest extent permitted by law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated: November , 2003

Signature of Stockholder:

Print Name of Stockholder:

Shares beneficially owned:

shares of Genome Therapeutics Corp. Common Stock

shares of Genome Therapeutics Corp. Common Stock issuable upon exercise of outstanding options or warrants